                                                                    Exhibit 99.1

                                  BioSeq, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                    AND FOR THE PERIOD FROM OCTOBER 17, 1994
                    (DATE OF INCEPTION) TO DECEMBER 31, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of BioSeq, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of BioSeq, Inc. (a development stage enterprise) at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 and for the period from October 17, 1994 (date of inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Boston, Massachusetts
July 10, 1998, except as to certain
information in the second paragraph of Note I, for which the date is September 30, 1998.

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS

                        as of December 31, 1997 and 1996


                                 ASSETS                                 1997              1996
                                                                        ----              ----
Current assets:
  Cash and cash equivalents                                         $   336,598       $   452,704
  Contract receivable                                                    11,000                --

        Total current assets                                            347,598           452,704
Property and equipment, net (Note C)                                    219,611            75,395
                                                                    -----------       -----------
        Total assets                                                $   567,209       $   528,099
                                                                    ===========       ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable                                                       40,125             7,895
  Accrued expenses                                                      150,911            35,500
  Due to related party (Note G)                                         110,100           148,436
                                                                    -----------       -----------
        Total current liabilities                                       301,136           191,831

Convertible notes payable (Note D)                                      625,000                --

Commitments and contingencies (Note G)

Stockholders' equity (deficit) (Note F):
  Preferred stock, $.01 par value; 1,150 shares authorized:
    Series A Convertible Preferred Stock, $.01 par value; 300
      shares designated, issued and outstanding
      (liquidation preference $700 per share)                                 3                 3
    Series B Convertible Preferred Stock, $.01 par value; 550
      shares designated, issued and outstanding
      (liquidation preference $950 per share)                                 6                 6
    Series C Convertible Preferred Stock, $.01 par value;
      300 shares designated, 300 and zero shares issued and
      outstanding at December 31, 1997 and 1996, respectively
      (liquidation preference $2,500 per share)                               3                --
  Additional paid-in capital - Preferred stock                        1,341,751           680,491
  Common stock, no par value; 15,000 shares authorized,
    4,762 shares issued and outstanding                                 352,143           352,143
  Deficit accumulated during development stage                       (2,052,833)         (696,375)
                                                                    -----------       -----------
        Total stockholders' equity (deficit)                           (358,927)          336,268
                                                                    -----------       -----------
          Total liabilities and stockholders' equity (deficit)      $   567,209       $   528,099
                                                                    ===========       ===========

    The accompanying notes are an integral part of the financial statements

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS

     for the years ended December 31, 1997 and 1996 and for the period from October 17, 1994 (date of inception) to December 31, 1997


                                                                             For the period from
                                                                              October 17, 1994
                                                                             (Date of Inception)
                                                                               to December 31,
                                                   1997            1996              1997
                                                   ----            ----      -------------------
Contract research and development revenue      $    19,000                       $    19,000

Operating expenses:
  Research and development                       1,068,153       $ 390,974         1,702,755
  General and administrative                       294,127          45,300           357,657
                                               -----------       ---------       -----------

                                                 1,362,280         436,274         2,060,412
                                               -----------       ---------       -----------

    Operating loss                              (1,343,280)       (436,274)       (2,041,412)

Interest income                                     26,100           1,757            27,857
Interest expense                                   (39,278)             --           (39,278)
                                               -----------       ---------       -----------

    Net loss                                   $(1,356,458)      $(434,517)      $(2,052,833)
                                               ===========       =========       ===========

    The accompanying notes are an integral part of the financial statements

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

 for the period from October 17, 1994 (date of inception) to December 31, 1997





                                                                                Preferred Stock
                                                     -----------------------------------------------------------------------------
                                                     Series A Convertible   Series B Convertible  Series C Convertible  Additional
                                                     ------------------     ----------------      ----------------      Paid-in
                                                     Shares      Amount     Shares    Amount      Shares    Amount      Capital
                                                     ------      ------     ------    ------      ------    ------      -------
Issuance of common stock to founders in
  December 1, 1994

Net loss

Balance at December 31, 1994

Issuance of common stock to founders in
  July 1, 1995

Net loss

Balance at December 31, 1995

Issuance of common stock to founders,
  various dates April to August 1996

Issuance of common stock to related party for repayment of note to related party March 1996

Issuance of common stock to related party in exchange for services in April and July 1996

Issuance of common stock in August 1996

Issuance of common stock in exchange for services in December 1996

Issuance of Series A convertible preferred stock
  in October 1996                                      300       $   3                                                $   209,997

Issuance of Series B convertible preferred stock
  in November 1996                                                            550      6                                  522,494

Issuance costs related to stock                                                                                           (52,000)

Net loss
                                                       ---       -----        ---    ---                              ------------
Balance at December 31, 1996                           300       $   3        550      6                                  680,491

Issuance of Series C preferred
  in April 1, 1997                                                                                 $ 300        3         749,997

Issuance costs related to stock                                                                                           (88,737)

Net loss
                                                       ---       -----        ---    ---           -----       ---    ------------

Balance at December 31, 1997                           300       $   3        550      6             300        3     $ 1,341,751
                                                       ===       =====        ===    ===           =====       ===    ------------



                                                      Common Stock            Deficit                 Total
                                                      ----------------       Accumulated          Stockholders'
                                                      Shares    Amount      Since Inception      Equity (Deficit)
                                                      ------    ------      ---------------      ---------------
Issuance of common stock to founders in
  December 1, 1994                                      650    $ 65,000                            $   65,000

Net loss                                                                        $    (63,397)

Balance at December 31, 1994                            650    $ 65,000              (63,397)           1,603
                                                      -----    --------         ------------       ----------
Issuance of common stock to founders in
  July 1, 1995                                          936         436                                   436

Net loss                                                                            (198,461)
                                                      -----    --------         ------------       ----------

Balance at December 31, 1995                          1,586      65,436             (261,858)        (196,422)

Issuance of common stock to founders,
  various dates April to August 1996                  1,330       1,514                                 1,514

Issuance of common stock to related party for
  repayment of note to related party March 1996         500      75,000                                75,000

Issuance of common stock to related party in
  exchange for services in April and July 1996        1,196     135,193                               135,193

Issuance of common stock in August 1996                 100      50,000                                50,000

Issuance of common stock in exchange for
  services in December 1996                              50      25,000                                25,000

Issuance of Series A convertible preferred stock
  in October 1996                                                                                     210,000

Issuance of Series B convertible preferred stock
  in November 1996                                                                                    522,500

Issuance costs related to stock                                                                       (52,000)

Net loss                                                                            (434,517)        (434,517)
                                                      ----     --------         ------------       ----------
Balance at December 31, 1996                         4,762      352,143             (696,375)         336,268

Issuance of Series C preferred
  in April 1, 1997                                                                                    750,000

Issuance costs related to stock                                                                       (88,737)

Net loss                                                                          (1,356,458)      (1,356,458)
                                                      ----     --------         ------------       ----------

Balance at December 31, 1997                         4,762     $352,143         $ (2,052,833)     $  (358,927)
                                                     =====     ========         ============      -=========




     The accompanying notes are an integral part of the financial statements

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

               For the years ended December 31, 1997 and 1996 and for the period from October 17, 1994 (date of inception) to December 31, 1997


                                                                                          For the Period From
                                                                                            October 17, 1994
                                                                                          (Date of Inception)
                                                                                             to December 31,
                                                             1997              1996               1997
                                                             ----              ----       -------------------
Cash flows for operating activities:
Net loss                                                  $(1,356,458)      $  (434,517)      $(2,052,833)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation                                                   35,678             3,652            39,330
Stock issued for services                                          --           135,193           135,193
Changes in assets and liabilities:
Accounts receivable                                           (11,000)               --           (11,000)
Accounts payable and accrued expenses                         159,305            21,669           268,636
                                                          -----------       -----------       -----------

Net cash used in operating activities                      (1,172,475)         (274,003)       (1,620,674)
                                                          -----------       -----------       -----------

Cash flows for investing activities:
Purchases of property and equipment                          (179,894)          (79,047)         (258,941)
                                                          -----------       -----------       -----------

Net cash used in investing activities                        (179,894)          (79,047)         (258,941)
                                                          -----------       -----------       -----------

Cash flows from financing activities:
Proceeds from issuance of common stock                             --            51,514           116,950
Proceeds from issuance of preferred stock                     750,000           732,500         1,482,500
Issuance costs related to preferred stock                     (88,737)          (27,000)         (115,737)
Proceeds from related party loans                                  --            67,500           195,000
Principal payments of related party loans                     (50,000)          (37,500)          (87,500)
Proceeds from notes payable                                   625,000                --           625,000
                                                          -----------       -----------       -----------

Net cash provided by financing activities                   1,236,263           787,014         2,216,213
                                                          -----------       -----------       -----------

Net (decrease) increase in cash and cash equivalents         (116,106)          433,964           336,598

Cash and cash equivalents, beginning of period                452,704            18,740                --
                                                          -----------       -----------       -----------

Cash and cash equivalents, end of period                  $   336,598       $   452,704       $   336,598
                                                          ===========       ===========       ===========

Supplemental disclosures of noncash transactions:
Related party loans converted into common stock                    --       $    75,000       $    75,000
Interest paid                                                      --                --                --

     The accompanying notes are an integral part of the financial statements

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS


A.     Nature of Business:

       BioSeq, Inc. (the "Company"), which began operations on October 17, 1994 and was incorporated on December 12, 1994, is a development stage enterprise engaged in developing a platform technology for precise bimolecular interaction control which enables faster, simpler, and inherently lower cost products and services as compared to conventional technologies. The Company's proprietary technology employs a unique approach and has broad application in a number of emerging and established industries. The Company plans to continue to develop its broad-based enabling technology platform in order to establish an array of patents covering numerous potential commercial applications. Since its inception, the Company has devoted substantially all of its efforts to establishing a new business and to carrying on research and development activities. See Note I. Subsequent Events which describes that BioSeq, Inc., was acquired by Boston Biomedica, Inc. in 1998.

       The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, customers' reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third-parties, product liability, and dependence on key individuals.


B.     Summary of Significant Accounting Policies:

       Cash and Cash Equivalents

       The Company considers all highly liquid investments with remaining maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents, which are primarily money market accounts, are stated at cost, which approximates market value.

       Concentration of Credit Risk

       Cash and cash equivalents are financial instruments, which potentially subject the Company to concentrations of credit risk. At December 31, 1997 and 1996, substantially all of the Company's cash was invested in a money market account at one financial institution.

       Property and Equipment

       Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. The cost of maintenance and repairs is charged to expense as incurred.

       Research and Development Expense

       Research and development costs are expensed as incurred.


                                   Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


       Income Taxes

       The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities reflect the impact of temporary timing differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       Stock-Based Compensation

       Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation cost for the Company's stock-based compensation been determined based on the fair value at the date of grant consistent with the method of SFAS 123, the Company's net loss would not have been materially impacted.

       Reclassifications

       Certain reclassifications have been made in the prior year's financial statements to conform with the 1997 presentation.


                                   Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


C.     Property and Equipment:

       Property and equipment at December 31, 1997 and 1996 consists of:

                                       1997            1996
                                    ---------       ---------
Lab equipment                       $ 234,733       $  79,047
Office equipment                       24,208              --
                                    ---------       ---------

Property and equipment, gross         258,941          79,047

Less: accumulated depreciation        (39,330)         (3,652)
                                    ---------       ---------

Property and equipment, net         $ 219,611       $  75,395
                                    =========       =========

D.     Notes Payable:

       On April 11, 1997, the Company issued $625,000 of convertible notes ( the " Notes"). The notes bear interest at 8.25% per annum and both principal and interest are due in April 1999. The outstanding principal and accrued interest on this Note will be automatically converted without action of the holder, upon the closing of an equity financing or series of related equity financings for the same security of at least $2,000,000 in the aggregate, into the security issued in that financing (the "Underlying Security"), at a price equal to 80% of the average gross issue price thereof (the "Conversion Price"). The holder of this Note, upon such conversion, will receive such number of fully paid and nonassessable shares of Underlying Securities as the outstanding principal and accrued but unpaid interest on this Note to which such conversion relates as of the Conversion date could purchase at the Conversion Price then in effect.


E.     Stockholders' Equity:

       Capital Stock

       The authorized capital stock of the Company consists of (i) 15,000 shares of voting common stock authorized for issuance with no par value, 4,762 shares of which are issued and outstanding at December 31, 1997 and 1996,
       (ii) 1,150 shares of preferred stock, with a par value of $.01, 300 shares of which are designated, issued and outstanding as Series A Convertible Preferred Stock ("Series A Stock") at December 31, 1997 and 1996; 550 shares of which are designated, issued and outstanding as Series B Convertible Preferred Stock ("Series B Stock") at December 31, 1997 and 1996; and 300 and zero shares of which are designated, issued and outstanding as Series C Convertible Preferred Stock ("Series C Stock") at December 31, 1997 and 1996, respectively. The holders of all series of Preferred Stock are entitled to one vote for each share of Common Stock, into which the Preferred Stock is then convertible. No dividends may be paid on the Common


                                    Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


       Stock until all dividends, including accrued but unpaid dividends have been paid to the holders of all series of preferred stock. The Company has reserved 1,150 shares of common stock for the conversion of preferred stock.

       Under the terms of a preferred stock purchase agreement the holder of the Series A and B stock had the right to purchase the designated shares of Series C Stock for a per share price of $2,500 until December 31, 1997. On April 10, 1997, the holder of the Series A and B stock exercised its right under the stock purchase agreement to purchase 300 shares of Series C Stock for $2,500 per share. Additionally, the preferred stock purchase agreement requires 33% of the proceeds from the Series A Stock and 66% of the proceeds from Series B and C Stock to be used to fund research and development activities. The holder of the Series A, B and C Stock is an unaffiliated corporation that, based upon the agreement, cannot purchase in excess of 20% of the aggregate preferred and common stock of the Company and is entitled to elect one director of the Company. The agreement also required the Company to pay to the unaffiliated corporation a minimum of $100,000 for research services by September 30, 1997. Upon the closing of the Series C Stock the minimum requirement increases to $150,000 by December 31, 1998.

       Liquidation Preference

       In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Stock, Series B Stock and Series C Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common stock by reason of their ownership thereof, an amount equal to the original issue prices of $700 per share of the Series A Stock, $950 per share of Series B Stock and $2,500 per share Series C Stock, respectively.

       Conversion Rights

       The holder of the Series A Stock, Series B Stock and Series C Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

         a) Optional Conversion. Any shares of Preferred Stock may, at the option of the holder, be converted at any time into shares of Common Stock. Initially, the holder will be entitled upon conversion to receive one share of common stock for each share of Series A, B, or C stock. If prior to conversion, the Company sells or issues any shares of common stock or securities convertible into common stock, subject to certain conditions, for consideration less than the respective issuance prices of the Series A, B, or C stock, the conversion ratio will be reduced on a weighted average basis.

         b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on each then-effective conversion ratio immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the share price is at least $1,300, and (ii) and the gross cash proceeds to the Company are at least $10,000,000.


                                    Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


       Warrants

       In October 1996, the Company issued a stock purchase warrant to the purchaser of Series A and B Stock, granting the warrant holder the right to purchase, 300 shares at a per share price of $770, 550 shares at a per share price of $1,045 and 300 shares at a per share price of $2,570, shares of the Company's common stock for a period of five years. The warrants are not exercisable if it would cause the holder's percentage interest in the equity of the Company to exceed 20%. In the event the Company sells any shares of common stock, warrants options or convertible securities for consideration less than the warrant purchase price, the warrant purchase price will be reduced. At date of issuance, the value of these warrants was not material to the results of operations of the financial statements.

       Stock Options

       In September and October of 1995, the Company issued options to purchase
       27.5 shares of common stock with an exercise price of $1,000 per share to advisors of the Company. The options vest over the following schedule:
       25% after 6 months, 50% after 12 months, 75% after 24 months and 100% after 36 months. There were 27.5 of these options outstanding at December 31, 1997 and 1996; 20 and 13 of these options were vested and exercisable at December 31, 1997 and 1996, respectively.

       1996 Stock Option Plan

       In December 1996, the Company adopted the 1996 Stock Option Plan (the "Option Plan"). The Option Plan is administered by a Committee of the Company's Board of Directors (the "Committee"), and allows for the granting of awards in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, and stock grants which may include restricted stock for up to 1,086 shares of common stock to eligible employees nonemployed directors, advisors and consultants to the Company. Awards granted under the plan are subject to terms and conditions as determined by the Committee, except that no incentive stock options may be issued at less than the fair market value of the common stock on the date of grant or have a term in excess of ten years. In addition, no individual will be granted options in any calendar year for the purchase of more than 200 shares. Stock option awards normally vest over 48 months as follows: 12.5% after 6 months from the date of grant, an additional 12.5% after 12 months from the date of grant, an additional 25% after 24 months from the date of grant, an additional 25% after 36 months from the date of grant and the remaining 25% after 48 months from the date of grant. At December 31, 1997 and 1996, 1,086 shares were available for the granting of awards. There were 781 and zero options outstanding under the Option Plan at December 31, 1997 and 1996, respectively. The options granted during the year ended December 31, 1997 have an exercise price ranging from $500 to $550 per share. The weighted-average remaining contractual life of those options is 7.8 years.


                                    Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


       A summary of the Company's stock option activity and related information for the years ended December 31 is as follows:

                                               1997                         1996
                                  ---------------------------    ---------------------------
                                             Weighted-Average               Weighted-Average
                                  Options     Exercise Price     Options     Exercise Price
                                  -------     --------------     -------     --------------
Oustanding - beginning of year       --             --             --              --
Granted                             781        $   516.01          --              --
Exercised                            --             --             --              --
Canceled                             --             --             --              --

Outstanding - end of year           781            516.01          --              --

Exercisable at end of year           66        $   523.54          --              --
                                  =====        ==========        ======          ======

F.     Income Taxes:

       Since the Company has incurred net losses since inception, no provision for income taxes has been recorded. Deferred income taxes consist principally of deferred tax assets relating to net operating losses and research and development credits offset by deferred tax liabilities relating to depreciation. The net deferred tax asset is approximately $805,000 and $180,000 at December 31, 1997 and 1996, respectively, for which a full valuation allowance has been provided due to the uncertain realization of the benefit.

       The Company had approximately $1,738,000 and $406,000 of net operating loss carryforwards at December 31, 1997 and 1996, respectively, and $119,000 and $18,000 of federal and state tax credit carryforwards available for income tax purposes at December 31, 1997 and 1996, respectively. Of these net operating loss and credit carryforwards $1,332,000 and $406,000 will expire in 2012 and 2011, respectively. However, changes in the Company's ownership as defined in the Internal Revenue Code may limit the Company's ability to utilize net operating loss and tax credit carryforwards.


G.     Related Party Transactions:

       The Company is party to an agreement whereby it obtains substantially all of its operating resources from a related corporation (the "Related Entity") which is also a significant stockholder. At December 31, 1997 and 1996, respectively, the Related Entity owns approximately 40% and 42% of the outstanding shares of the Company, respectively. During 1996, this Related Entity provided the Company with all personnel (including management), access to technology licenses, and operating facilities. Under the terms of this agreement, the Company paid $290,974 for the


                                    Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


       year ended December 31, 1996 and has paid $534,602 for the period from inception (October 17, 1994) through December 31, 1997. Due to the related party nature of these entities, the amounts charged for these services may not be recorded at fair market value.

       Effective January 1, 1997, all of the employees of the Related Entity became employees of the Company and the Company agreed to pay the Related Entity $12,000 per month in exchange for all expenses related to certain leased facilities and related furniture, fixtures and equipment. Under the terms of this agreement, the Company paid $144,000 for the year ended December 31, 1997 and for the period from inception (October 17, 1994) to December 31, 1997.

       Additionally, in October 1996, the Company entered into a technology transfer agreement (the "Technology Agreement") with the Related Entity for the transfer of certain patent applications and technology in exchange for $100,000 which has been recorded as research and development expense. Amounts totaling $50,000 were paid in the years ended December 31, 1997 and 1996.

       Under the terms of the Technology Agreement, the Company has also agreed to pay a royalty of 5% of net sales, if any, of developed products covered by the Technology Agreement. Minimum annual royalty payments under this Technology Agreement are $150,000 payable in equal installments on a quarterly basis commencing in calendar year 1997. Upon satisfactory completion of certain technical milestones, the minimum royalty payments to this Related Entity will increase to $250,000 annually. Royalty payments totaling $75,000 and zero were paid in 1997 and 1996, respectively.

       The Company has amounts due to related parties totaling $110,100 and $148,436 at December 31, 1997 and 1996, respectively. Of the 1996 amount, $56,857 relates to equipment and legal expenses paid by the Related Entity on behalf of the Company and $82,500 relates to a loan from the Related Entity. During the year ended December 31, 1996, the remaining amount of $9,079 related to operating services provided by the Related Entity for the Company. Of the 1997 amount, $75,000 relates to license fees, $32,500 relates to the loan from the Related Entity and the remaining $2,600 represents interest on the loan from the Related Entity.

       The loan from the Related Entity is payable on demand. Beginning on January 1, 1997, the loan bears interest at 8%. In addition, the unpaid portion of the Note is convertible at the option of the Related Entity into 217 shares of common stock.


H.     License Agreement:

       On October 7, 1996, the Company has entered into an agreement with the holder of the Series A, B, and C Stock, which grants the exclusive world-wide license under certain patents. The term of the agreement commences with the earlier of the closing of the Series C Stock or December 31, 1997 and corresponds with the life of the patents. The license becomes nonexclusive upon the first commercial sale of an instrument utilizing the patent by the Company. Under the terms of the agreement, the Company shall receive a royalty on the unaffiliated corporation's net revenues, if any, under the license. The royalty rate is 5% of net revenues during the three year period


                                    Continued

                                  BioSeq, Inc.
                        (A Development Stage Enterprise)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


       commencing at the earlier of the first commercial sale of services or the end of the one year period following the commencement of the license term. The royalty shall increase to 8% during the next two years and to 10% thereafter. Royalty rates are reduced by 50% for services provided in countries where no patent rights have been granted and reduced to zero upon the license becoming non-exclusive.


I.     Subsequent Events:

       On March 20, 1998, the Company entered into an agreement with the holder of Series A, B and C stock which grants the sole and exclusive right and license world-wide under the licensed patents to develop, market, manufacture, maintain, repair, use, offer to sell and sell licensed products and to use technical information. Under the terms of the agreement, the holder of Series A, B and C stock will pay the Company a license fee of $600,000. In addition, the holder of Series A, B and C stock will pay the Company a royalty equal to 5% of net sales on sales to nonaffiliate customers and 25% of net sales on sales to sublicensees during the first year of the agreement or $50,000, whichever is greater. For all subsequent years, the royalty will be equal to $50,000 and the prior year's royalty plus 5% not to exceed $125,000. On September 30, 1998, the Company was acquired by Boston Biomedica, Inc. ("BBI") for $879,000 in cash (net of cash acquired of $121,000), warrants to purchase 100,000 shares of BBI's stock at an exercise price of $2.50 per share, minimum long-term royalty payments to the owners of the Company of $424,000, debt and accrued interest owed by the Company at the time of acquisition of approximately $736,000 and other acquisition costs. The Company's stock options were exchanged for 46,623 BBI stock options with an average exercise price of $2.74. The aggregate purchase price of the Company, including the original 19% investment under the 1996 Purchase Agreement of $1,482,000, was approximately $4,226,000.